Exhibit 99.1

1235 Water Street East Greenville, PA 18041 Tel 215 679-7991 Press Release

Knoll, Inc. Delivers Strong Second Quarter Results

Sales, Operating Profit, Net Income, EPS and Backlog All Grow By Double Digits.

EAST GREENVILLE, PA, July 24, 2006 — Knoll, Inc. (NYSE: KNL) today announced results for the second quarter ended June 30, 2006. Net sales were $247.5 million for the quarter, an increase of 25.2% from second quarter 2005. Operating income was $29.2 million, an increase of 21.2% from the second quarter 2005. Net income was $14.8 million, an increase of 29.8% over the second quarter 2005, and earnings per share was $0.28 compared to earnings per share of $0.22 in the prior year. Quarter ending backlog was $169.6 million, an increase of 29.3% over second quarter 2005.

“We continued to differentiate ourselves with our financial performance this quarter,” said Andrew Cogan, Chief Executive Officer. “Not only did we deliver industry leading operating margins in spite of significant inflation and foreign exchange pressures, but as our growth initiatives have gained traction our top-line performance versus the industry has accelerated.”

“We are encouraged by the level of activity in the business and the favorable macro-economic drivers on the revenue side. And we believe that as our 2006 list price increases and recently announced transportation surcharges begin to roll through that our margins will expand. I want to congratulate and thank our associates and dealers on what is shaping up to be a strong year of growth for Knoll.”

2006 Financial Results

Second quarter 2006 financial results highlights follow:

	Three Months Ended		Percent Change
Dollars in Millions Except Per Share Data	6/30/06	6/30/05
Sales	$247.5	$197.7	25.2%
Gross Profit	79.0	68.2	15.8%
Operating Expenses	49.7	44.1	12.7%
Operating Income	29.2	24.1	21.2%
Net Income	14.8	11.4	29.8%
Earnings Per Share – Diluted	.28	.22	27.3%
Backlog	169.6	131.2	29.3%

Net sales for the quarter were $247.5 million, an increase of $49.8 million or 25.2% over second quarter 2005 representing increased volume across all product categories offset by $1.2 million of deeper discounts on larger projects compared to prior year.

Gross profit for the second quarter was $79.0 million, an increase of $10.8 million or 15.8%, over the same period in 2005. As a percentage of sales, gross profit, while flat sequentially with the first quarter of 2006, declined to 31.9% from 34.5% in the same quarter of 2005. This decrease is a result of several factors including: the negative impact on costs due to the strengthening Canadian dollar, inflationary pressures on our raw materials and fuel costs and increased overtime of our associates to meet the higher demand.

Operating expenses for the quarter were $49.7 million, or 20.1% of sales, compared to $44.1 million, or 22.3% of sales for second quarter of 2005. 2006 operating expenses included additional costs related to our stock-based compensation as a result of the implementation of FASB 123R of approximately $200 thousand as well as higher sales and incentive compensation due to strong bookings and sales in the second quarter of approximately $3.3 million. Second quarter 2006 operating expenses also included approximately $300 thousand of costs related to our secondary public offering completed in February 2006.

In spite of the inflationary pressures on gross margins and the sequentially flat gross margin performance, operating margins benefited from significant leverage on the selling, general, and administrative expenses line and, excluding the $300 thousand of public offering expenses, came in at 11.9%, a decrease of only 30 basis points from the same period in the prior year. Sequentially, operating margins expanded 170 basis points from the first quarter of 2006. Year to date operating margins were up 10 basis points when comparing the first six months of 2006 to the first six months of 2005.

Net income for second quarter 2006 was $14.8 million, or $0.28 per share as compared to $11.4 million or $0.22 per share for the same quarter in 2005. Interest expense in the second quarter 2006 decreased from second quarter 2005 largely due to the reduction of debt and lower interest rates under our amended credit facility. The effective tax rate was 39.3% for the quarter, as compared to 38.3% for the same period last year.

During the second quarter we began implementing our $50,000,000 stock repurchase program under which we bought back $8.3 million or approximately 435,000 shares of stock. Barry McCabe, Chief Financial Officer said, “Our strong profitability coupled with the repurchase of shares will contribute to continued growth in our earnings per share.”

Cash provided by operations in the second quarter of 2006 was $21.2 million compared to $18.6 million generated from operations during the same period the year before. Capital expenditures totaled $2.0 million compared to $2.9 million for 2005. The Company repurchased approximately 531,000 shares of its stock for $10.2 million during the quarter. $8.3 million of the repurchases were under the Company’s $50 million buyback program with the remaining amount purchased with stock option proceeds. Also during the quarter the Company repaid $8.1 million of debt and paid a quarterly dividend of $5.1 million or $0.10 per share.

Barry McCabe, Chief Financial Officer, added, “While implementing our $50,000,000 buyback program we were still able to improve our leverage ratio sequentially from the first quarter 2006 from 2.8 to 2.6 and we are pleased with S&P’s recent decision to upgrade the ratings on our debt to a ‘BB’ rating.”

Third Quarter 2006 Outlook

The Company stated that it expects third quarter 2006 revenue to be in the $230-240 million range, an increase of 10%-15% from the third quarter of 2005. Earnings per share estimates are between $0.28 and $0.30 as the Company expects to benefit from 2006 list price increases and a recently announced transportation surcharge.

As previously announced today, Warburg Pincus Ventures, L.P. and Burton B. Staniar commenced a secondary offering of our common stock. Concurrently with the secondary offering of our stock, we intend to purchase up to $75 million of our common stock from Warburg Pincus, at the net per-share price (less the underwriters’ discount) received by the selling stockholders in the secondary offering. The repurchase from Warburg Pincus is conditioned on completion of the offering and final approval of the audit committee of our board of directors.

Conference Call Information

Knoll will host a conference call on Tuesday, July 25, 2006 at 10:00 A.M. EST to discuss its financial results, quarterly highlights and business outlook.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to “About Knoll” and click on “Investor Relations”.

The conference call may also be accessed by dialing:

North America 866 202-1971

International 617 213-8842

Passcode 50250740

Headquartered in East Greenville, Pennsylvania, Knoll, recipient of the 2005 Russel Wright Award for the Marketing of Modernism, serves clients worldwide. In North America, the Company distributes its products through a network of more than 300 dealerships and 100 showrooms and regional offices. The Company operates four manufacturing sites in North America: East Greenville, Pennsylvania; Grand Rapids and Muskegon, Michigan; and Toronto, Ontario. In addition, Knoll has plants in Foligno and Graffignana, Italy. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.’s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll’s new products, the pricing and availability of raw materials and components, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture and other risks identified in Knoll’s Registration Statement on Form S-3, its annual report on Form 10-K for 2005, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll’s control.

Contacts

Investors:	Barry L. McCabe
Senior Vice President and Chief Financial Officer Tel 215 679-1301 bmccabe@knoll.com

Media:	David E. Bright Vice President, Communications Tel 212 343-4135 dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$247,476	$197,726	$465,576	$376,855
Cost of sales	168,511	129,539	316,838	250,579

Gross profit	78,965	68,187	148,738	126,276
Selling, general, and administrative expenses	49,729	44,092	97,565	85,162

Operating income	29,236	24,095	51,173	41,114
Interest expense	5,449	6,000	10,796	12,087
Other income, net	525	338	762	852

Income before income tax expense	24,312	18,433	41,139	29,879
Income tax expense	9,560	7,065	16,134	11,660

Net income	$14,752	$11,368	$25,005	$18,219

Earnings per share:
Basic	$.29	$.22	$.49	$.36
Diluted	$.28	$.22	$.47	$.35
Weighted-average shares outstanding:
Basic	51,436,922	50,673,087	51,283,364	50,283,034
Diluted	53,168,659	52,374,156	53,060,358	52,141,719

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,135	$10,695
Customer receivables, net	134,018	113,531
Inventories	75,087	56,500
Prepaid and other current assets	21,716	17,023

Total current assets	241,956	197,749
Property, plant, and equipment, net	138,410	142,166
Intangible assets, net	236,181	236,399
Other noncurrent assets	5,923	6,232

Total Assets	$622,470	$582,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,608	$2,599
Accounts payable	65,396	56,559
Other current liabilities	74,683	74,598

Total current liabilities	142,687	133,756
Long-term debt	321,741	313,439
Other noncurrent liabilities	100,918	97,635

Total liabilities	565,346	544,830

Stockholders’ equity	57,124	37,716

Total Liabilities and Stockholders’ Equity	$622,470	$582,546

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Six Months Ended June 30,
	2006	2005
	(Unaudited)
Net income	$25,005	$18,219

Cash Flows provided by Operating Activities	5,924	31,936
Cash Flows used in Investing Activities	(3,221)	(5,061)
Cash Flows used in Financing Activities	(3,336)	(23,353)
Effect of exchange rate changes on cash and cash equivalents	1,073	(1,001)

Increase in cash and cash equivalents	440	2,521
Cash and cash equivalents at beginning of period	10,695	9,052

Cash and cash equivalents at end of period	$11,135	$11,573